EXHIBIT 99.1

FOR IMMEDIATE RELEASE: September 7, 2017 For more information, contact: Paul B. Toms, Chairman & Chief Executive Officer; Phone: 276-632-2133; ptoms@hookerfurniture.com or Paul Huckfeldt, Chief Financial Officer and Senior Vice President, phuckfeldt@hookerfurniture.com
Hooker Furniture to Acquire Domestic Upholstery Maker Shenandoah
MARTINSVILLE, Va. – Hooker Furniture Corporation (NASDAQ:HOFT) has reached a definitive agreement to acquire Valdese, N.C.-based Shenandoah Furniture, an upscale domestic upholstery manufacturer, for $40 million dollars.
The acquisition agreement includes substantially all of the assets and certain liabilities of Shenandoah, which has plants in Valdese and Mt. Airy, N.C. and Martinsville, Va. Shenandoah is well-positioned as a supplier to what is known in the furniture industry as the lifestyle specialty retail distribution channel, which offers furnishings and décor in the upper-medium price points, both in brick and mortar stores and online.
“Shenandoah is a successful, growing, profitable company focused in a channel of distribution that is winning at retail, in which we are currently under-represented,” said Paul B. Toms Jr, chairman and chief executive officer of Hooker. “Lifestyle specialty furniture stores are gaining market share and doing well with multiple demographic groups. For that channel, domestically-produced, customizable upholstery is extremely viable and preferred by the end consumer who shops there,” he said.
The $40 million purchase price consists of $32 million in cash, of which approximately $12 million is expected to be in the form of additional bank debt, and $8 million in newly issued HOFT common shares, the company said. The cash portion of the purchase price is subject to customary working capital adjustments.  “We are continuing to leverage the financial strength of the company to boost revenues and earnings both organically and by acquisition, as we target growth in channels of distribution that are winning at retail,” Toms said. As an S Corp, Shenandoah earned $8 million in pretax income in its fiscal year end December 31, 2016.
“We expect the acquisition to be accretive to earnings in the first full fiscal year, which will start January 29, 2018,” Toms said. “Short-term, we expect a nominal reduction per share to earnings for the balance of fiscal year 2018 due to the timing of the acquisition in our fiscal year, and some short-term additional expenses related to the acquisition.”
Shenandoah is expected to operate as an autonomous, stand-alone business, led by veteran executives Candace Payne, Shenandoah’s current president, Phil Payne, Shenandoah’s current executive vice president and their current management team. “No changes to Shenandoah’s operations are anticipated,” Toms said. “Our goal is that the acquisition be seamless to customers, employees and suppliers,” he said.
“We have known the Hooker family and management team for years, since both of our businesses were founded by our families in Martinsville, Virginia,” said Candace Payne, president of Shenandoah. “We’re excited about partnering with a company with the integrity level of Hooker Furniture. We will continue to operate as a family-run business, just as we are today, knowing we have the full support of the Hooker Furniture team.”

“Shenandoah started in Martinsville, and we have known and admired GC Huddle, Candace and the team they built for years,” said Toms. “We have extremely high regard for them personally and professionally.” Hooker expects the acquisition to close in its third fiscal quarter which ends October 31, 2017, subject to among other things, third party consents and other customary closing conditions.  The transaction does not require approval by Hooker’s shareholders.
Incorporated in 1924, Hooker Furniture is one of the most respected furniture brands in the world. The company's 2016 acquisition of Home Meridian International (HMI) ranks Hooker as one of the top five sources for the U.S. furniture market. An importer of residential wood and metal furniture and a manufacturer and importer of upholstered furniture, Hooker Furniture is based in Martinsville, Va. Major wood furniture categories include bedroom, dining, accent, home entertainment and home office furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker's residential upholstered seating companies include Hickory, N.C.-based Bradington-Young, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture, specializing in fashion upholstery with an emphasis on cover-to-frame customization. The Hooker Upholstery brand offers imported leather upholstery in the upper medium price range. The Home Meridian division addresses more moderate price points and channels of distribution. HMI brands include Pulaski Furniture, Samuel Lawrence Furniture, Prime Resources, Sourcing Solutions Group, Right 2 Home and Samuel Lawrence Hospitality. Hooker Furniture Corporation's corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam.
Shenandoah Furniture is an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. In its 36 years in business, Shenandoah has proudly nurtured and maintained many successful, long-term customer and vendor partnerships. Shenandoah has 3 upholstery plants, located in Martinsville, Va. and Valdese and Mount Airy, N.C.

Forward Looking Statements

This release includes certain forward-looking information that is subject to various risks and uncertainties. Words such as “expect,” “target,” “would,” “will,” “anticipate,” “believe,” “estimate,” “intend,” “may,” “plan,” “predict,” “project,” “should” and similar terms and phrases are used to identify forward-looking statements.   There are a number of factors that could cause actual results to differ from those in the forward-looking statements.  For example, the parties may not be able to obtain any necessary third-party consents or approvals or delays in obtaining any such consents or approvals may delay the closing of, or cause the parties to abandon, the transactions contemplated by the asset purchase agreement, or conditions to the closing of the transactions contemplated by the asset purchase agreement may not be satisfied.  Accordingly, forward-looking statements are not guarantees or assurances of future outcomes and actual results could differ materially from those indicated by the forward-looking statements.  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.